Exhibit 99.a





FOR IMMEDIATE RELEASE

                      MASCO CORPORATION ANNOUNCES RECEIPT OF
                         EQUITY INTEREST IN EMCO LIMITED


      Taylor, Michigan, September 30, 1997--MASCO CORPORATION (NYSE:MAS) today announced that it has received and now holds approximately 9.9 million shares (approximately 42%) of the outstanding common stock of Emco Limited. MascoTech Inc. delivered these shares and approximately $50 million in cash in payment of a promissory note issued by MascoTech in October 1996 under its agreement to purchase certain of its securities held by MASCO.

      MASCO was formerly a major shareholder of Emco and continues to have a number of joint marketing initiatives with Emco in both Canada and the United States. MASCO's Chairman Richard Manoogian said, "This reunion will allow us to build upon the synergy between our companies, particularly in sales and marketing." MASCO intends, at this time, to maintain its equity holdings in Emco.


      Emco Limited is the leading Canadian distributor and manufacturer of building materials for the home improvement and construction markets. Emco also produces custom components, including brass and aluminum forgings.

      MASCO CORPORATION is one of the world's leading manufacturers of faucets, cabinets, locks and other consumer brand-name home improvement and building products.